Exhibit 9

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 7, 2024 (this “Agreement”), by and among the Persons (as defined below) set forth on Schedule I attached hereto (each, a “Seller” and, collectively, “Sellers”) and Tungsten 2024 LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Sellers are (a) the beneficial and record owners of (i) the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Shares”), of CompoSecure, Inc., a Delaware corporation (the “Company”), (ii) the number of shares of Class B Common Stock, par value $0.0001 per share (“Class B Shares”), of the Company, and (iii) the number of Class B Units (“Class B Units”) of CompoSecure Holdings L.L.C., a Delaware limited liability company (“Holdings”), in each case, as set forth opposite such Seller’s name on Schedule I attached hereto (such equity interests under clauses (a) through (c) above, collectively, the “Pre-Exchange Equity Interests”) and (b) are TRA Parties under the Tax Receivable Agreement (the Seller’s rights under the Tax Receivable Agreement, dated as of December 27, 2021 (the “Tax Receivable Agreement”), by and among the Company, Holdings and the other parties thereto, the “TRA Rights”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the Exchange Agreement, dated as of December 27, 2021 (the “Exchange Agreement”), by and among the Company, Holdings and such holders of Class B Units from time to time party thereto, and the Second Amended and Restated Certificate of Incorporation of the Company, dated as of December 27, 2021 (the “Company Charter”), each Seller desires to exchange all the Class B Units set forth opposite such Seller’s name on Schedule I attached hereto for Class A Shares, whereupon all of such Seller’s Class B Shares shall be cancelled for no consideration, without any action on the part of any Person (collectively, the “Exchange”);

WHEREAS, after giving effect to the Exchange, each Seller shall be the beneficial and record owners of the number of Class A Shares set forth opposite such Seller’s name on Schedule I attached hereto (the “Post-Exchange Class A Shares”);

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the number of Class A Shares set forth on Schedule II attached hereto (the “Purchased Shares”), subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Buyer’s willingness to enter into this Agreement, certain other Persons (collectively, the “Other Sellers”) are entering into stock purchase agreements with Buyer (the “Other Stock Purchase Agreements”), pursuant to which (a) the Other Sellers have agreed to exchange all the Class B Units set forth opposite such Other Sellers’ names on the Schedule I attached to the applicable Other Stock Purchase Agreement and (b) the Other Sellers have agreed to sell and Buyer has agreed to purchase the Other Sellers’ respective Purchased Shares (as defined in the applicable Other Stock Purchase Agreement), subject to the terms and conditions set forth in the Other Stock Purchase Agreement to which the applicable Other Sellers are party; and

WHEREAS, the Sellers, together with the Other Sellers, are the holders of all of the currently outstanding Class B Units.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

SECTION 1.           PURCHASE AND SALE

1.1            Purchase Price; Payment.

(a)            Subject to the terms and conditions contained herein, each Seller hereby agrees to sell, transfer and assign to Buyer (or an Affiliate of Buyer as designated by Buyer), and Buyer hereby agrees to purchase, acquire and accept from such Seller the Purchased Shares to be sold by such Seller hereunder for a purchase price of $7.55 per Purchased Share held by such Seller, the “Purchase Price”), in each case, net of such Seller’s pro rata portion of the expenses described on Schedule IV (the “Selling Expenses”) and paid in cash in immediately available funds to the account(s) hereafter designated by each such Seller. Contemporaneously with the delivery of each Seller’s respective portion of the Purchase Price, each Seller will cause to be delivered to Buyer (or its designee) the Purchased Shares to be sold hereunder by such Seller (or evidence of book-entry delivery), free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such interests (other than restrictions on transfer under applicable federal and state securities Laws). When used in this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, in no event shall the Company, Holdings or any of their respective subsidiaries be deemed an Affiliate of any Seller hereunder. “Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof, or any other entity or group comprised of two or more of the foregoing.

(b)            The closing of the purchase and sale of the Purchased Shares (the “Closing”) will be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019 or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable, but not more than two (2) Business Days (as defined below) after satisfaction (or waiver, if permissible pursuant to applicable Law (as defined below)) of the conditions set forth in Section 3 (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing), or at such other date, time or place as the parties hereto may mutually agree. The date and time at which the Closing occurs is referred to as the “Closing Date”. When used in this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in New York City or the Secretary of State of the State of Delaware is authorized or obligated by Law to be closed or (iii) any day on which the SEC’s Electronic Data Gathering and Retrieval system is not open to accept filings.

(c)            If, between the date of this Agreement and the Closing Date, any change in the Class A Shares, Class B Shares or Class B Units shall occur by reason of any reclassification, recapitalization, stock split or combination, special dividend (including stock dividends) or distribution (other than tax distributions on the Class B Units in the ordinary course of business consistent with the Company’s past practices and in accordance with the schedule attached hereto as Schedule III), exchange (other than the Exchange) or readjustment of shares, or a record date for any of the foregoing is established, the number and type of shares deliverable hereunder by Sellers shall be appropriately adjusted.

(d)            Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law (it being agreed that, absent a change in applicable Law, no withholding will be required if such Seller delivers to Buyer prior to the Closing an IRS Form W-9 properly completed and duly executed by such Seller establishing a complete exemption from U.S. federal withholding tax, including backup withholding). Each Seller that cannot establish a complete exemption from U.S. federal withholding tax (including backup withholding) shall be required to notify Buyer of such fact at least five (5) Business Days (as defined below) prior to the Closing. To the extent that amounts are so withheld by Buyer (and, in the case of any withholding taxes, remitted to the applicable Governmental Entity (as defined below)), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller.

1.2            Representations and Warranties of Sellers. Sellers represent and warrant to Buyer as of the date of this Agreement and the Closing Date that:

(a)            with respect to each Seller that is an entity, such Seller is duly organized, validly existing and in good standing (as applicable) under the Laws of the jurisdiction that governs it, and has the full entity power and authority to carry on its business as now conducted and to own its assets;

(b)            each Seller has (i) with respect to each Seller that is an entity, full entity power and authority and (ii) with respect each Seller that is a natural person, full power and capacity to enter into this Agreement and to consummate the transactions contemplated hereby, including to effectuate the Exchange and to sell, transfer and assign to Buyer all right, title and interest in and to the Purchased Shares to be sold by such Seller hereunder and to enter into the TRA Amendment described in Section 3.2(g);

(c)            (i) as of the date of this Agreement, (A) Schedule I attached hereto sets forth all equity interests in the Company or Holdings beneficially owned by Sellers and (B) each Seller has good and valid title to, and is the sole record owner of, the Pre-Exchange Equity Interests set forth opposite such Seller’s name on Schedule I attached hereto and is a TRA Party, and (ii) as of the Closing Date, (A) the Post-Exchange Class A Shares (including the Purchased Shares) will constitute all equity interests in the Company or Holdings beneficially owned by Sellers and (B) each Seller will have good and valid title to, and will be the sole record owner of, the Post-Exchange Class A Shares (including the Purchased Shares to be sold hereunder by such Seller), in each case of clause (i) and (ii) above, free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such interests (other than restrictions on transfer under applicable federal and state securities Laws);

(d)            this Agreement has been duly and validly executed and delivered by each Seller and, assuming the due execution and delivery thereof by Buyer, is, and will be, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity;

(e)            the execution and delivery of this Agreement by Sellers, the performance by Sellers of their obligations hereunder and the consummation of the transactions contemplated hereby, will not:

(i)            with respect to each Seller that is an entity, conflict with or violate the organizational or trust documents of such Seller;

(ii)           require any consent, approval, order or authorization of or other action by any United States or foreign federal, state, commonwealth or other governmental, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality or commission or any court of any of the same, in each case, which has jurisdiction over any of the Sellers or any of their respective Affiliates (each a “Governmental Entity”), or any registration, qualification, declaration or filing (other than those that have been obtained or made and (A) any filings required to be made with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) the compliance with and filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”)) with or without notice to any Governmental Entity, in each case on the part of or with respect to such Seller, the absence or omission of which would, either individually or in the aggregate, be materially adverse to, or materially delay, the Sellers’ ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which such Seller may be required to obtain, give or make as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to Buyer or any of its Affiliates;

(iii)          require, on the part of such Seller, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate be materially adverse to, or materially delay, the Sellers’ ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby; or

(iv)          result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance by such Seller or any increase in any payment required by such Seller, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of such Seller (any such breach, default, conflict, acceleration, increase, termination, suspension, modification, impairment or forfeiture, a “Violation”) under (x) any agreement, contract or arrangement, written or oral (collectively, “Contract”), or any judgment, writ, order or decree (collectively, “Judgment”) to which such Seller is a party or by or to which such Seller or its properties, assets or any of such Seller’s Pre-Exchange Equity Interests (or, after giving effect to the Exchange, the Post-Exchange Class A Shares (including the Purchased Shares)) may be subject, bound or affected or (y) any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Law”), assuming all required notifications and filings are made under the HSR Act and any waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, in each case of clause (x) and (y), other than any such Violations as would not, either individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby;

(f)            as of the date hereof, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise (“Proceeding”), pending or, to the knowledge of each Seller, threatened, against such Seller relating to such Seller’s Pre-Exchange Equity Interests or the transactions contemplated by this Agreement;

(g)           each Seller (i) is selling the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, (ii) has such knowledge, sophistication and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of entering into this Agreement and consummating the transactions contemplated hereby, (iii) has relied solely on its own independent investigation in valuing such Seller’s Purchased Shares and determining to proceed with the transactions contemplated by this Agreement, (iv) has not relied on any assertions made by Buyer, any of its Affiliates, or any Person representing or acting on behalf of Buyer regarding the Company or Holdings, such Seller’s Pre-Exchange Equity Interests, Post-Exchange Class A Shares (including the Purchased Shares), rights under the Tax Receivable Agreement or the valuation thereof, (v) has or had access to all information that it believes to be necessary, sufficient or appropriate in connection with the transactions contemplated by this Agreement, (vi) has previously undertaken such independent investigation of the Company and Holdings as in its judgment is appropriate to make an informed decision with respect to the transactions contemplated by this Agreement, (vii) has made its own decision to consummate the transactions contemplated by this Agreement based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of Buyer and (ix) (A) acknowledges that the Buyer and/or its Affiliates may have, and may later come in possession of, information with respect to the business, operations, assets, liabilities, financial condition or prospects of the Company, Holdings and their respective subsidiaries that is not known to such Seller and that may be material to a decision to sell the Purchased Shares (the “Buyer Excluded Information”), (B) has determined to sell the Purchased Shares notwithstanding its lack of knowledge of the Buyer Excluded Information, and (C) agrees that the Buyer shall have no liability to such Seller, and such Seller waives and releases any claims that it might have against the Buyer, with respect to the non-disclosure of any Buyer Excluded Information in connection with the sale of the Purchased Shares and the transactions contemplated by this Agreement;

(h)            other than with respect to the Selling Expenses, each Seller is not bound by or subject to any Contract with any person that will result in Buyer being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby; and

(i)             each Seller is a United States person (within the meaning of Section 7701(a)(30) of the Code) eligible to deliver an IRS Form W-9 establishing a complete exemption from U.S. federal withholding tax.

1.3            Representations of Buyer. Buyer represents and warrants to each Seller that as of the date of this Agreement and the Closing Date that:

(a)            it is duly organized, validly existing and in good standing under the Laws of the jurisdiction that governs it, and has the full entity power and authority to carry on its business as now conducted and to own its assets;

(b)            this Agreement has been duly and validly executed and delivered by it, and, assuming the due execution and delivery thereof by each other party hereto, is, and will be, a valid and binding obligation of it, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity;

(c)            it has full limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including to purchase, acquire and accept from Sellers all right, title and interest in and to the Purchased Shares;

(d)            the execution and delivery of this Agreement by it, the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby, will not:

(i)              conflict with or violate its organizational documents;

(ii)             require any consent, approval, order or authorization of or other action by any Governmental Entity or any registration, qualification, declaration or filing (other than those that have been obtained or made and (A) any filings required to be made with the SEC under the Securities Act or the Exchange Act and (B) the compliance with and filings and/or notices under the HSR Act) with or without notice to any Governmental Entity, in each case on the part of or with respect to it, the absence or omission of which would, either individually or in the aggregate, be materially adverse to, or materially delay, Buyer’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which Buyer may be required to obtain, give or make as a result of the specific legal or regulatory status of any Seller or any of its Affiliates or as a result of any other facts that specifically relate to any Seller or any of its Affiliates;

(iii)            require, on the part of it, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, be materially adverse to, or materially delay, Buyer’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; or

(iv)            result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation by it or any increase in any payment required by it, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of it under (x) any Contract or any Judgment to which it is a party or by or to which it, its properties or its assets may be subject, bound or affected or (y) any applicable Law, assuming all required notifications and filings are made under the HSR Act and any waiting period (and any extension thereof) under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereby shall have expired or been terminated, in each case of clause (x) and (y), other than any such Violations as would not, either individually or in the aggregate, be materially adverse to, or materially delay, Buyer’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby;

(e)            as of the date hereof, there is no Proceeding pending or, to its knowledge, threatened, against it relating to the transactions contemplated by this Agreement;

(f)            it has as of the date hereof, and it will have at all times through the Closing, access to sufficient unrestricted assets (and will have at the Closing, access to sufficient unrestricted funds) to consummate the purchase of the Purchased Shares hereunder and the transactions contemplated by the Other Stock Purchase Agreements (it being agreed that, without limiting the foregoing, in no event shall the receipt or availability of any funds or financing by Buyer or any of its Affiliates be a condition to any of the obligations of Buyer hereunder);

(g)            it (i) is acquiring the Purchased Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, (ii) is an “accredited investor” as defined under Section 501 of the Securities Act, (ii) has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of entering into this Agreement and consummating the transactions contemplated hereby, (iii) (x) is relying on its own due diligence and review of the business, operations, assets, liabilities, financial condition and prospects of the Company, Holdings and their respective subsidiaries and value of the Purchased Shares, (y) has not relied on any assertions made by Sellers, any of their Affiliates, or any Person representing or acting on behalf of Sellers with respect to the foregoing, and (z) acknowledges that none of Sellers makes any representation or warranty of any kind except as expressly set forth in Section 1.2, and Sellers specifically make no representation or warranty of any kind regarding the business, operations, assets, liabilities, financial condition or prospects of the Company, Holdings and their respective subsidiaries or the value of the Purchased Shares, (iv) has previously undertaken such independent investigation of the Company and Holdings as in its judgment is appropriate to make an informed decision with respect to the transactions contemplated by this Agreement, (vii) has made its own decision to consummate the transactions contemplated by this Agreement based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary, and (viii) acknowledges that (x) the sale of the Purchased Shares by the Sellers was privately negotiated in an independent transaction, (y) the Purchased Shares are being sold by the Sellers in reliance on a private placement exemption from registration under the Securities Act, and (z) the Purchased Shares will bear customary restricted legends limiting their transfer in compliance with the Securities Act;

(h)            it (i) has or had access to all information that it believes to be necessary, sufficient or appropriate in connection with the transactions contemplated by this Agreement, (ii) acknowledges that the Sellers and/or their Affiliates may have, and may later come in possession of, information with respect to the business, operations, assets, liabilities, financial condition or prospects of the Company, Holdings and their respective subsidiaries that is not known to Buyer and that may be material to a decision to acquire the Purchased Shares (the “Seller Excluded Information”), (iii) has determined to acquire the Purchased Shares notwithstanding its lack of knowledge of the Seller Excluded Information, and (iv) agrees that the Sellers shall have no liability to Buyer, and Buyer waives and releases any claims that it might have against the Sellers, with respect to the non-disclosure of any Seller Excluded Information in connection with the sale of the Purchased Shares and the transactions contemplated by this Agreement;

(i)            it is not bound by or subject to any Contract with any person which will result in any Seller being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby; and

(j)            neither it, nor any of its Affiliates, owns any interest in any Person that (a) derives a portion of its revenues from products or (b) is developing products, services, technologies, intellectual property or other know-how in the same markets in which the Company, Holdings and their respective subsidiaries operate that (i) would reasonably be expected to impose any material delay in the obtaining of, or material risk of not obtaining, any consent, authorization, order or approval of any Governmental Entity of competent jurisdiction necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under the HSR Act, (ii) materially increase the risk of any Governmental Entity of competent jurisdiction entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (iii) prevent the consummation of the transactions contemplated by this Agreement.

SECTION 2.           DELIVERIES AT CLOSING

2.1            Sellers’ Deliveries. At the Closing, each Seller shall deliver or cause to be delivered to Buyer (or its designee(s)) the following:

(a)            one or more certificates representing the Purchased Shares to be sold by such Seller hereunder, accompanied by duly executed instruments of transfer in the name of Buyer (or its designee(s)) as transferee or duly endorsed in blank, together with stock transfer tax stamps attached (if applicable) and/or written confirmation, or other evidence reasonably satisfactory to Buyer that such Purchased Shares have been deposited by book entry transfer to an account of Buyer (or its designee(s)), which account shall have been identified to Sellers in writing by Buyer three (3) Business Days prior to the Closing Date, maintained with a bank, brokerage firm or other financial institution or with the Company’s transfer agent;

(b)            an IRS Form W-9 properly completed and duly executed by each Seller;

(c)            If the Seller is a Transferee (as defined below) that was not party to any Exchange, evidence reasonably satisfactory to Buyer that, at the time of such Exchange, the Transferor delivered to the Company a properly completed and duly executed IRS Form W-9 establishing a complete exemption from U.S. federal withholding tax, including backup withholding (or otherwise made the Company whole for any withholding required in connection with such Exchange); and

(d)            one or more certificates, executed by such Seller or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in Sections 3.2(a) and 3.2(b).

2.2            Buyer Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Sellers (or their designees) the following:

(a)            the aggregate respective portion of the Purchase Price in cash, subject to Section 1.1(d) of this Agreement, to an account designated for each Seller by wire transfer of immediately available funds. At least three (3) Business Days prior to the Closing Date, each Seller shall provide Buyer with written notice of wire transfer instructions for delivery of such Seller’s portion of the Purchase Price; and

(b)            a certificate, executed by a duly authorized officer of Buyer, as to the matters referred to in Sections 3.3(a) and 3.3(b).

SECTION 3.           CONDITIONS TO CLOSING

3.1            Conditions to Each Party’s Obligations. The respective obligations of Buyer and each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver, if permissible pursuant to applicable Law) of the following conditions:

(a)            No Legal Restraints. No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Entity of competent jurisdiction will be in effect, and no Law shall be enacted, enforced or deemed applicable by a Governmental Entity of competent jurisdiction, which makes illegal, prohibits or would prevent the consummation of the transactions contemplated by this Agreement.

(b)            HSR Clearance. Any waiting period (and any extension thereof) under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereby, shall have expired or been terminated.

3.2            Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the purchase of the Purchased Shares contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived (if permissible pursuant to applicable Law) in writing by Buyer:

(a)            Representations and Warranties. The representations and warranties of Sellers: (i) set forth in Section 1.2(c) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and the Closing Date as though made as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct only as of such earlier date); and (ii) set forth in Section 1.2 (other than Section 1.2(c)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of such date (disregarding all “materiality” and similar qualifications contained in such representations and warranties, and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date).

(b)            Performance. Each Seller shall have performed in all material respects all its obligations hereunder to be performed by such Seller at or prior to the Closing Date.

(c)            Deliveries. Sellers’ deliveries, set forth in Section 2.1, shall have been delivered.

(d)            No Takeover Defenses Implemented; Operations in the Ordinary Course. Between the date of this Agreement and the Closing, the Company or the board of directors of the Company (the “Board”) shall not have adopted, approved or implemented, or taken any action to adopt, approve or implement, any shareholder rights plan (as such term is commonly understood in connection with corporate transactions), any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” provision or any other similar plan, agreement or provision that would cause Buyer to incur or suffer a material economic detriment as a result of Buyer’s inability to continue to hold or acquire additional Class A Shares following the Closing or that would have an adverse effect on the ability of the Buyer Designees (as defined below) to continue to serve on the Board. Between the date of this Agreement and the Closing, the Company shall have complied with the covenants set forth in the second sentence of Section 5 of that certain letter agreement between the Company and Buyer dated as of the date hereof (the “Letter Agreement”).

(e)            Board Matters. Subject to and effective upon the Closing, each of David Cote, Tom Knott and four other individuals designated by Buyer (such six individuals, or any substitutes therefor designated by Buyer, collectively, the “Buyer Designees”) shall be appointed as members of the Board, the size of the Board shall be eleven, and the Buyer Designees shall constitute a majority of the Board.

(f)            Majority Shares to be Acquired. Subject to and immediately following the Closing, and taking into account the consummation of the transactions under the Other Stock Purchase Agreements to occur contemporaneously with the Closing, Buyer shall hold a majority of the Class A Shares and no Class B Units shall remain outstanding.

(g)            TRA; TRA Amendment. No Change of Control (as defined in the Tax Receivable Agreement) shall have occurred pursuant to the Tax Receivable Agreement as of the Closing Date, and the amendment to the Tax Receivable Agreement, by and among the Company and the other parties thereto (the “TRA Amendment”), delivered to Buyer prior to the date hereof shall become effective upon the Closing.

(h)            Termination of Stockholders Agreement. The termination of the Stockholders Agreement, dated as of December 27, 2021 (the “Stockholders Agreement”), by and among the Company and the other parties thereto, delivered to Buyer prior to the date hereof shall become effective upon the Closing.

(i)            Company Non-Contravention. The representations and warranties of the Company set forth in Section 11(c)(ii) of the Letter Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date.

3.3            Conditions of Sellers’ Obligations. The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived (if permissible pursuant to applicable Law) in writing by such Seller:

(a)            Representations and Warranties. The representations and warranties of Buyer set forth in Section 1.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of such date (disregarding all “materiality” and similar qualifications contained in such representations and warranties, and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date).

(b)            Performance. Buyer shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Closing Date.

(c)            Deliveries. The Buyer’s deliveries, set forth in Section 2.2, shall have been delivered to Sellers (or their designees).

3.4            Frustration of Conditions. Neither Buyer, on the one hand, nor the Sellers, on the other hand, may rely on the failure of any condition set forth in Section 3.1, Section 3.2 or Section 3.3, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the transactions contemplated hereby if such failure (or inability to be satisfied) was caused by such party’s breach or other failure to comply with or perform its obligations or enforce it rights under this Agreement or, in the case of Buyer, under the Other Stock Purchase Agreements.

SECTION 4.           COVENANTS

4.1            Regulatory Efforts. Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for the performance of its obligations pursuant to this Agreement. Each party hereto shall cooperate fully with the other parties hereto and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Buyer agrees to make an appropriate notification pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the Other Stock Purchase Agreements as promptly as practicable after the date hereof, and in any event not later than the date that is five (5) Business Days after the date of this Agreement, and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the generality of the foregoing, each of the parties hereto shall use reasonable best efforts to (a) respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the transactions contemplated by this Agreement; and (b) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and in the event any order from a Governmental Entity adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such order vacated or lifted; provided, that notwithstanding the foregoing, this Section 4.1 shall not require Buyer to take any action on the part of Buyer that would reasonably result in a requirement for Buyer to dispose of the Purchased Shares or that would materially limit the voting rights or the economic benefits of the Purchased Shares. Buyer and each Seller shall promptly furnish each other, to the extent permitted by applicable Laws, with copies of written communications received by them or their Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Buyer shall not enter into, or permit any Affiliate to enter into, any definitive agreement to acquire any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, authorization, order or approval of any Governmental Entity of competent jurisdiction necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under the HSR Act, (ii) materially increase the risk of any Governmental Entity of competent jurisdiction entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (iii) prevent the consummation of the transactions contemplated by this Agreement.

4.2            Exchange. At least five (5) Business Days prior to the Closing, subject to and in accordance with Section 2.1 of the Exchange Agreement, each Seller shall (a) deliver to Holdings and the Company (with a copy delivered to Buyer) (i) an Exchange Notice (as defined in the Exchange Agreement) to effect the Exchange of all Class B Units then held by such Seller, which Exchange Notice shall specify that, (A) at such Seller’s election, the Exchange is contingent upon the Closing and (B) the Date of Exchange (as defined in the Exchange Agreement) shall be no later than the Closing Date, and (ii) if such Seller is legally eligible to do so, an IRS Form W-9 properly completed and duly executed establishing a complete exemption from U.S. federal withholding tax (including backup withholding) and (b) surrender or, in the absence of such surrender, be deemed to have surrendered, such Class B Units to Holdings (and surrender for cancellation one or more stock certificates (if certificated) or instructions and stock powers (if uncertificated) to the Company representing a corresponding number of Class B Shares) (in each case, free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such interests other than restrictions set forth in the Second Amended and Restated Limited Liability Company Agreement of Holdings, dated as of December 27, 2021 (the “Holdings LLC Agreement”) and as may arise under applicable federal and state securities Laws).

4.3            Transfer Restrictions. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 5, except for the purchase and sale of the Purchased Shares contemplated by this Agreement, no Seller shall Transfer (as defined below) (or cause or permit the Transfer of) any of its Pre-Exchange Equity Interests, Post-Exchange Class A Shares (including the Purchased Shares) or TRA Rights or enter into any agreement relating thereto, except with Buyer’s prior written consent; provided that a Seller may Transfer any of its Pre-Exchange Equity Interests, Post-Exchange Class A Shares (including the Purchased Shares) or TRA Rights to a controlled Affiliate that is eligible to deliver an IRS Form W-9 establishing a complete exemption from U.S. federal withholding tax (including backup withholding) if, as a precondition to such Transfer, such controlled Affiliate transferee agrees in writing to be bound by the terms of, and to assume all of the obligations of such Seller under, this Agreement by executing and delivering a joinder agreement in form and substance reasonably acceptable to Buyer (any such controlled Affiliate upon completion of the Transfer, a “Transferee” and the transferring Seller, the “Transferor”). Any Transfer or attempted Transfer of any such Pre-Exchange Equity Interests, Post-Exchange Class A Shares (including the Purchased Shares) or TRA Rights in violation of this Section 4.3 shall be null and void and of no effect whatsoever. A Person will be deemed to have effected a “Transfer” of a Pre-Exchange Equity Interest, Post-Exchange Class A Shares (including the Purchased Shares) or TRA Right if such Person, whether voluntarily or involuntarily, directly or indirectly (a) sells, pledges, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of Law or otherwise) of a Pre-Exchange Equity Interest, Purchased Share, TRA Right or any interest in any of the foregoing (other than the Exchange), (b) creates or permits to exist any security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such interests (other than pursuant to the Tax Receivable Agreement, the Holdings LLC Agreement or the Stockholders Agreement or restrictions on transfer under applicable federal and state securities Laws), (c) deposits any of the Pre-Exchange Equity Interests, Post-Exchange Class A Shares (including the Purchased Shares) or TRA Rights into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that, in each case, is inconsistent with this Agreement, or (d) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (c).

4.4            Public Announcements. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties hereto. Prior to the Closing, Buyer and Sellers shall, to the extent at all reasonably practicable, consult with the other parties hereto before making, and give such other parties hereto a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby, shall consider in good faith such other parties’ comments and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that the foregoing shall not apply to any press release or other public statement so long as the statements contained therein concerning this Agreement and the other transactions contemplated hereby substantially reiterate (and are not inconsistent with) previous releases or statements made by the applicable party with respect to which such party has complied with the provisions of this sentence; and provided further that Sellers shall not be required to consult with Buyer before issuing any disclosures or communications to existing or prospective general or limited partners, equityholders, members, managers and investors of such Seller or any Affiliates of such Seller (so long as, in each case, such disclosures or communications have a valid bona-fide business purpose and are effected in a manner consistent with private equity practices and subject to customary confidentiality obligations).

4.5            Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 5, Sellers shall not, and shall cause their respective Affiliates and representatives to not, directly or indirectly, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal (as defined below), (b) other than as permitted pursuant to this Section 4.5, furnish to any Person (other than Buyer or its designees) any information relating to the sale of the Pre-Exchange Equity Interests or Post-Exchange Class A Shares (including the Purchased Shares), or afford to any Person (other than Buyer or its designees) access to the business, properties, assets, books, records or other non-public information relating to the business of the Company and Holdings, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal, or (c) participate or engage in any discussions or negotiations with any third party regarding, or enter into any Contract in respect of, any Acquisition Proposal. Sellers shall, and shall cause their Affiliates and representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer or its designees) conducted heretofore with respect to any Acquisition Proposal and (ii) as promptly as practicable request that each Person (other than Buyer or its designees) that has previously executed a confidentiality or similar agreement with Sellers or their Affiliates in connection with its consideration of an Acquisition Proposal return to Sellers or their Affiliates or destroy any nonpublic information previously furnished or made available to such Person or any of its representatives by or on behalf of Sellers, their Affiliates or their representatives in accordance with the terms of the confidentiality agreement in place with such Person and terminate any data room access from any such Person and its representatives. When used in this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or a material portion of the assets of the business of the Company and Holdings (other than sales of inventory in the ordinary course of business), (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of any of the Company, Holdings and their subsidiaries, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the business of the Company and Holdings or any of their subsidiaries, in each case, other than the transactions contemplated by this Agreement.

4.6            [Reserved].

4.7            Spousal Consent. If a Seller is a married individual and any of its Pre-Exchange Equity Interests or, after giving effect to the Exchange, its Post-Exchange Class A Shares (including the Purchased Shares) constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Seller shall deliver to Buyer, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Schedule V.

4.8            Further Assurances. Subject to Section 4.1, each party hereto shall reasonably cooperate with the other parties hereto and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate the transactions contemplated hereby and, with respect to Buyer, the transactions contemplated by the Other Stock Purchase Agreements; provided, however, nothing in this Section 4.8 shall require any party to waive any condition to Closing set forth in Section 3. If, subsequent to the Closing Date, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto shall execute and deliver such further documents.

SECTION 5.           TERMINATION

5.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of Sellers and Buyer;

(b)            by Sellers or Buyer, if the Closing shall not have occurred before November 5, 2024 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has principally caused or resulted in the failure of the Closing to occur on or before the End Date;

(c)            by Buyer or Sellers, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Judgment enjoining Buyer or Sellers from consummating the transactions contemplated by this Agreement is entered and such Judgment shall become final and non-appealable (any such Judgment, a “Legal Restraint”); provided, that the right to terminate this Agreement pursuant to this Section 5.1(c) shall not be available to any party hereto whose failure to fulfill any obligation under Section 4.1 has principally caused or resulted in the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d)            by Buyer, if there has been a material breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by Sellers; provided, however, that the right to so terminate this Agreement pursuant to this Section 5.1(d) shall not be available to Buyer to the extent that Buyer is then in breach or failed to perform any of Buyer’s representations, warranties, covenants or obligations set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 3.3; and

(e)            by Sellers, if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within ten (10) Business Days after written notice thereof shall have been received by Buyer; provided, however, that the right to so terminate this Agreement pursuant to this Section 5.1(e) shall not be available to Sellers to the extent that any Seller is then in breach or failed to perform any of such Seller’s representations, warranties, covenants or obligations set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 3.2.

The party hereto desiring to terminate this Agreement pursuant to this Section 5.1 (other than Section 5.1(a)) shall give written notice of such termination to the other parties hereto in accordance with Section 6.1, specifying the provision of this Section 5.1 pursuant to which such termination is effected.

5.2            Effect of Termination. In the event of any termination of this Agreement pursuant to Section 5.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this Section 5.2) will relieve any party from liability for any Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. When used in this Agreement, “Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

SECTION 6.           MISCELLANEOUS

6.1            Notice. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by email transmission or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given immediately upon personal delivery, on the date of receipt, if delivered by email transmissions (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or one (1) day after deposit with a reputable overnight courier service.

If to the Buyer:

Tungsten 2024 LLC
445 Park Ave 15th Floor

New York, NY 10222
Attention: Tom Knott
Email:  tom@resoluteholdings.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Scott A. Barshay and Laura C. Turano
Email:  sbarshay@paulweiss.com; lturano@paulweiss.com

If to any of Sellers:

LLR Partners

Cira Centre

2929 Arch Street, 27th Fl.

Philadelphia, PA 19104

Attention:      Mitchell Hollin; Josh Loftus
Email:              mhollin@llrpartners.com; jloftus@llrpartners.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:       Barbara Shander; Lisa Haddad; Gregg Katz
Email:               bshander@goodwinlaw.com; lhaddad@goodwinlaw.com;

gkatz@goodwinlaw.com

6.2            Survival. Except in the case of Fraud (which shall not be limited by this Section 6.2), the representations and warranties contained in Section 1.2 and Section 1.3 shall not survive the Closing and shall terminate upon the Closing, except that the representations set forth in Sections 1.2(b), 1.2(c), 1.2(d), 1.2(g) and 1.2(h) and Sections 1.3(b), 1.3(c), 1.3(g), 1.3(h) and 1.3(i) shall survive until the expiration of the applicable statute of limitations. The covenants and agreements that by their terms do not contemplate performance after the Closing shall terminate at the Closing. When used in this Agreement, “Fraud” means, with respect to a party, an actual and intentional fraud in respect of the making of any representation or warranty set forth in Section 1.2 or Section 1.3, as applicable, with intent to deceive another party, or to induce that party to enter into this Agreement and requires (i) a false representation of material fact made in Section 1.2 or Section 1.3, as applicable, (ii) actual knowledge that such representation is false, and (iii) an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it.

6.3            Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such cost or expense, except that (i) all filing fees paid in respect of the filings under the HSR Act in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer and (ii) Buyer shall pay the Selling Expenses upon Closing on behalf of the Sellers.

6.4            Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (in any case, the “Delaware Court”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, whether framed in contract, tort or otherwise, and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.5            Successors and Assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of Law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party hereto without the prior written consent of the other parties hereto except that, Buyer may assign or otherwise transfer any or all of its rights and obligations hereunder to one or more of its Affiliates, but no such assignment shall relieve Buyer of its obligations under this Agreement if such assignee does not perform such obligation. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Agreement will be void ab initio.

6.6            Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6.7            Remedies. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof, without proof of damages or otherwise or posting or securing any bond or other security. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Each of parties hereto agrees that it will not oppose the granting of an injunction, temporary restraining order or other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

6.8            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.9            Entire Agreement. This Agreement (including the Schedules hereto), embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

6.10          Interpretation. The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. When a reference is made in this Agreement to Sections or a Schedule, such reference shall be to a Section or Schedule, as applicable, of this Agreement unless otherwise indicated. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date hereof”, “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither”, “nor”, “any”, “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. References to “days” shall mean “calendar days” unless expressly stated otherwise. Any reference in this Agreement to a date shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any Contract referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented. References to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

6.11          Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by all parties hereto. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. Buyer agrees not to amend or otherwise modify, or waive any provision of, any Other Stock Purchase Agreement or the Letter Agreement, in each case if such amendment, modification or waiver would prevent, impede or materially delay the satisfaction of any condition set forth in Section 3 hereof, and Buyer further agrees that, with respect to any other amendment, modification or waiver of any Other Stock Purchase Agreement that is favorable to the other party thereto, Buyer shall not enter into such amendment or modification or provide such waiver without first offering to Sellers the same amendment, modification or waiver of the corresponding provisions of this Agreement and, if Sellers desire to enter into such amendment, modification or waiver, doing so simultaneously with the corresponding amendment, modification or waiver of such Other Stock Purchase Agreement.

6.12          Equityholder Capacity. Each Seller is entering into this Agreement solely in its capacity as a holder of the Pre-Existing Equity Interests. Nothing in this Agreement shall restrict such Seller or any Affiliate of such Seller in his or her capacity as a director or officer of the Company from complying with his or her fiduciary duties while acting in such capacity as a director or officer of the Company.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

TUNGSTEN 2024 LLC

By:	/s/ John Cote
Name: John Cote
Title: Manager

LLR EQUITY PARTNERS IV, L.P.

By: LLR Capital IV, L.P., its general partner

By: LLR Capital IV, LLC, its general partner

By:	/s/ Mitchell Hollin
Name: Mitchell Hollin
Title: Member

LLR EQUITY PARTNERS PARALLEL IV, L.P.

By: LLR Capital IV, L.P., its general partner

By: LLR Capital IV, LLC, its general partner

By:	/s/ Mitchell Hollin
Name: Mitchell Hollin
Title: Member